                             SUB-ADVISORY AGREEMENT
                           BERGER LLC/BANK OF IRELAND
                         ASSET MANAGEMENT (U.S.) LIMITED
                               WITH RESPECT TO THE
                         BERGER INTERNATIONAL PORTFOLIO

         Agreement made as of this 12th day of May, 2000, between Berger LLC ("Berger"), a Nevada limited liability company, and Bank of Ireland Asset Management (U.S.) Limited ("BIAM"), a limited company incorporated in Ireland.

         WHEREAS, Berger has entered into an Investment Advisory Agreement (the "Advisory Agreement") with Berger Worldwide Portfolios Trust (the "Trust"), a Delaware business trust and an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to Berger International Portfolio (the "Portfolio"), a separate series of the Trust;

         WHEREAS, BIAM is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

         WHEREAS, Berger, with the approval of the Trust, desires to delegate to BIAM its duties and responsibilities for providing investment advisory services to the Portfolio, and BIAM is willing to accept such delegation and to render such investment advisory services.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

         1. Duties of BIAM. Berger hereby engages the services of BIAM as sub-adviser for the Portfolio in furtherance of the Advisory Agreement. BIAM agrees to perform the following duties, subject to the oversight of Berger and to the overall control of the officers and the Trustees of the Trust:

                  (a) BIAM shall manage the investment operations of the Portfolio and the composition of its investment portfolio, and determine without prior consultation with Berger or the Trust, what securities and other assets of the Portfolio will be acquired, held, disposed of or loaned in conformity with the investment objective, policies and restrictions and the other statements concerning the Portfolio in the Trust's trust instrument, as amended from time to time (the "Trust Instrument"), the Trust's bylaws ("Bylaws") and the Trust's registration statements under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and the Advisers Act, the rules and regulations thereunder, and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Portfolio as a regulated investment company;

                  (b) BIAM shall cause its officers to attend meetings and furnish oral or written reports, as the Trust or Berger may reasonably require, in order to keep Berger, the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Portfolio, the investment decisions of BIAM, and the investment considerations which have given rise to those decisions;

                  (c) BIAM shall maintain all books and records required to be maintained by BIAM pursuant to the 1940 Act, the Advisers Act, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Portfolio, and shall furnish the Trustees and Berger with such periodic and special reports as the Trustees or Berger reasonably may request.


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         BIAM hereby agrees that all records which it maintains for the
         Portfolio or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act and the Advisers Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act and the Advisers Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust;

                  (d) BIAM shall place orders for the purchase and sale of securities for investments of the Portfolio and for other related transactions; to give instructions to the custodian (including any subcustodian) of the Portfolio as to deliveries of securities to and from such custodian and receipt and payments of cash for the account of the Portfolio, and advise the Trust on the same day such instructions are given;

                  (e) BIAM will provide Berger and the Trust with the current reports that show holdings, current prices, income details and month-end valuations, and shall communicate with the custodian and Berger on valuation issues concerning the Portfolio's securities;

                  (f) BIAM shall, on behalf of the Portfolio, exercise such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as may be reasonably requested as to the manner in which such rights should be exercised;


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                  (g) At such times as shall be reasonably requested by the
         Trustees or Berger, BIAM shall provide the Trustees and Berger with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and shall make available to the Trustees and Berger any economic, statistical and investment services normally available to similar investment company clients of BIAM; and

                  (h) BIAM will provide to Berger for regulatory filings and other appropriate uses pertaining to the activities of BIAM relating to the Portfolio or the Trust materially accurate and complete information relating to BIAM as may reasonably be requested by Berger from time to time.

         2. Further Obligations. In all matters relating to the performance of this Agreement, BIAM shall act in conformity with the Trust Instrument, Bylaws and currently effective registration statement under the 1940 Act and any amendments or supplements thereto (the "Registration Statement") and with the written policies, procedures and guidelines of the Portfolio, written instructions and directions of the Trustees based on resolutions duly adopted by the Trustees, and written instructions and directions of Berger, officers of the Trust, as may be communicated to it by Berger and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. Berger agrees to provide to BIAM copies of the Trust Instrument, Bylaws, Registration Statement, written policies, procedures, and guidelines, written instructions of the Trustees based on resolutions duly adopted by the Trustees, and written instructions from Berger, officers of the Trust, and any amendments or supplements to any of them at, or, if practicable,



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before the time such materials become adopted. BIAM shall not be required to follow any amendments or supplements to any such policies, procedures, guidelines or written instructions until BIAM has received such amendment or supplement in writing. BIAM may perform its services through any qualified employee, officer or agent of BIAM, and Berger and the Trust shall not be entitled to the efforts, advice, recommendations or judgment of any specific person.

         3. Obligations of Berger. Berger shall have the following obligations under this Agreement:

                  (a) To keep BIAM continuously and fully informed (or cause the custodian of the Portfolio's assets to keep BIAM so informed) as to the composition of the investment portfolio of the Portfolio, cash requirements and cash available for investment in the Portfolio and the nature of all of the Portfolio's assets and liabilities;

                  (b) To furnish BIAM with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants and with copies of any financial statements or reports made to the Portfolio's investors or to any governmental body or securities exchange;

                  (c) To furnish BIAM with any further materials or information which BIAM may reasonably request to enable it to perform its function under this Agreement;

                  (d) To compensate BIAM for its services in accordance with the provisions of Section 4 hereof.

         4. Compensation. Berger shall pay to BIAM for its services under this Agreement a fee, payable in United States dollars, in accordance with the
Schedule in Exhibit A hereto. This fee shall be computed and accrued daily and payable monthly on the last day of each month


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during which or part of which this Agreement is in effect. BIAM reserves the right to waive or reimburse all or any portion of its fees hereunder.

         5. Expenses and Excluded Expenses. BIAM shall pay all its own costs and expenses incurred in rendering the services required under this Agreement.

         6. Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. Absent instructions from Berger or the Trust to the contrary, BIAM shall place all orders for the purchase and sale of securities for the Portfolio with brokers and dealers selected by BIAM in the exercise of its fiduciary duty to obtain best execution. BIAM is authorized and directed to place portfolio transactions for the Portfolio only with brokers and dealers who BIAM believes will render satisfactory service in the execution of orders at the best overall terms available; provided, however, that BIAM may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if BIAM determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of BIAM. BIAM is also authorized, consistent with the requirements of NASD Conduct Rule 2830(k), to consider sales of shares of any fund investing in the Portfolio as a factor in selecting broker-dealers to execute portfolio transactions for the Portfolio. In placing portfolio business with such broker-dealers, BIAM shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the 1940 Act and the Securities Exchange Act of 1934, as amended, and in the event that BIAM or



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an affiliate is registered as a broker-dealer, BIAM may select a broker with which it or any of its affiliates or the Portfolio is affiliated. BIAM or such affiliated broker may effect or execute Portfolio securities transactions on an agency basis, whether on a securities exchange or in the over-the-counter market, and receive compensation from the Portfolio therefor.

         Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all portfolio transactions, and Berger or the Trustees may establish policies or guidelines to be followed by BIAM in placing portfolio transactions for the Portfolio pursuant to the foregoing provisions. BIAM shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of the Trustees. To the extent consistent with applicable law, purchase or sell orders for the Portfolio may be aggregated with simultaneous purchase or sell orders for other clients of BIAM. Whenever BIAM simultaneously places orders to purchase or sell the same security on behalf of the Portfolio and one or more other clients of BIAM, such orders will be allocated as to price and amount among all such clients in a manner reasonably believed by BIAM to be fair and equitable to each client. Berger and the Trust recognize that, in some cases, this procedure may adversely affect the results obtained for the Portfolio.

         7. Representations of BIAM. BIAM hereby represents, warrants and covenants to Berger as follows:

                  (a) BIAM: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met in all material respects, and will continue to meet in all material respects for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory


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


         or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Berger of the occurrence of any event that would disqualify BIAM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against BIAM that could have a material adverse effect upon BIAM's ability to fulfill its obligations under this Agreement.

                  (b) BIAM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Berger with a copy of such code of ethics, together with evidence of its adoption. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of BIAM shall certify to Berger that BIAM has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of BIAM's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Berger, BIAM shall permit Berger, its employees or its agents to examine the reports required to be made to BIAM by Rule 17j-1.

                  (c) BIAM has provided Berger with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendment to Berger.


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


                  (d) BIAM will notify Berger of any change in the identity or control of its shareholders owning a 10% or greater interest in BIAM, or any change that would constitute a change in control of BIAM under the 1940 Act, prior to any such change if BIAM is aware, or should be aware, of any such change, but in either event as soon as any such change becomes known to BIAM, so long as such prior notification would not violate applicable law. In such event, BIAM shall notify Berger upon the occurrence of such change of control.

         8. Representations of Berger. Berger hereby represents, warrants and covenants to BIAM as follows:

                  (a) Berger: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from fulfilling its obligations under this Agreement; (iii) has met in all material respects, and will continue to meet in all material respects for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to fulfill its obligations under this Agreement; (iv) has the legal and corporate authority to enter into and perform this Agreement; and (v) will immediately notify BIAM of the occurrence of any event that would disqualify Berger from serving as an investment adviser of an investment company pursuant to
         Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against Berger that could have a material adverse effect upon Berger' ability to fulfill its obligations under this Agreement.


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                  (b) Berger has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide BIAM with a copy of such code of ethics, together with evidence of its adoption.

                  (c) Berger has provided BIAM with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission ("SEC") and will, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendment to BIAM.

                  (d) Berger will notify BIAM of any change in the identity or control of its shareholders owning a 10% or greater interest in Berger, or any change that would constitute a change in control of Berger under the 1940 Act, prior to any such change if Berger is aware, or should be aware, of any such change, but in either event as soon as any such change becomes known to Berger, so long as such prior notification would not violate applicable law. In such event, Berger shall notify BIAM upon the occurrence of such change of control.

         9. Term. This Agreement shall become effective as of the date first set forth above and shall continue in effect until the date before the second anniversary of this Agreement, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of the Trust or Berger, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees or the affirmative vote of a majority of the outstanding voting securities of the Portfolio.


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


         10. Termination. This Agreement may be terminated: (i) at any time, without penalty, by the Trustees, or by the holders of interests in the Portfolio acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days' advance written notice of termination be given to BIAM at its principal place of business; (ii) at any time, without penalty, by the Trust if BIAM becomes unable to discharge its duties and obligations under this Agreement; (iii) by BIAM or Berger upon a material breach by the other party hereto of any of the covenants in Section 8 of that certain Amendment to Operating Agreement, Liquidation and Dissolution Agreement dated January 19, 2000 by and between BBOI Worldwide LLC, Berger and BIAM, if such breach shall not have been cured within a 30 day period after notice of such breach; (iv) by BIAM or Berger upon a material breach by the other party hereto of any of the terms of this Agreement, if such breach shall not have been cured within a 30 day period after notice of such breach; or (v) by BIAM or Berger at any time after the expiration of five (5) years from the date of this Agreement, without penalty, by giving 60 days' advance written notice of termination to the other party hereto and to the Trust.

         11. Assignment and Amendments. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be amended by the parties only in a written instrument signed by all parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust, Berger or its affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities in the Portfolio. Notwithstanding the foregoing, the Registration Statement and the written policies, procedures and guidelines, and written instructions form the Trustees based on resolutions duly adopted by the Trustees referred to in
Section 2 hereof may be amended by the Trust or the Trustees from time to time; provided, however, that BIAM shall not be obligated to follow any such


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


amendment until BIAM has received such amendment in writing from the Trust, the Trustees or from Berger.

         12. Limitation of Liability of BIAM. BIAM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. BIAM shall be entitled to rely upon any written instructions from the Trustees of the Trust based on resolutions duly adopted by the Trustees, and shall incur no liability to Berger, the Trust or the Portfolio, or any officers thereof, in acting upon such written instructions. In addition, BIAM shall be entitled to rely upon any written instructions from Berger, or officers of the Trust, and shall incur no liability to Berger in acting upon such written instructions. As used in this section, "BIAM" shall include any affiliate of BIAM performing services for the Portfolio contemplated hereunder and managers, directors, officers and employees of BIAM and such affiliates.

         13. Limitation of Liability of Berger. Berger shall not be liable to BIAM for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. Berger shall be entitled to rely upon any written instructions from the Trustees of the Trust based on resolutions duly adopted by the Trustees, and shall incur no liability to BIAM, or any officers thereof, in acting upon such written instructions. In addition, Berger shall be entitled to rely upon any written instructions from BIAM, or officers of the Trust, and shall incur no liability to BIAM in


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


acting upon such written instructions. As used in this section, "Berger" shall include any affiliate of Berger performing services for the Portfolio contemplated hereunder and managers, directors, officers and employees of Berger and such affiliates.

         14. Indemnification. Berger hereby indemnifies and holds harmless BIAM and its officers, directors, shareholders, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising from any action which BIAM takes or omits to take pursuant to written instructions from Berger, or from officers or Trustees of the Trust, provided that no person shall be indemnified hereunder against any liability to the Trust or its investors (or any expenses incident to such liability) arising out of such person's own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

         BIAM hereby indemnifies and holds harmless Berger and the Trust, and each of their Trustees, officers, managers, shareholders, members, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising out of BIAM's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties or obligations under this Agreement, provided that no person shall be indemnified hereunder against any liability to the Trust or its investors (or any expenses incident to such liability) arising out of such person's own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.


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


         15. Activities of BIAM. The investment advisory services provided by BIAM hereunder are not exclusive, and BIAM is free to render similar services to others so long as its services under this Agreement are not materially adversely affected or otherwise materially impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of BIAM to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar nature or a dissimilar nature.

         16. Independent Contractor. BIAM shall for all purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Berger, the Portfolio or the Trust in any way, nor otherwise be deemed an agent of, partner or joint venturer with, Berger, the Portfolio or the Trust.

         17. Third Party Beneficiary. The parties expressly acknowledge and agree that the Trust is a third party beneficiary of this Agreement and that the Trust shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto.

         18. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, return receipt requested and postage prepaid:

         (a)      To Berger at:

                  Berger LLC
                  210 University Boulevard
                  Suite 900
                  Denver, Colorado  80206
                  Attention:  Anthony R. Bosch, Esq.
                  Phone: (303) 336-4568
                  Fax:  (303) 329-8719


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


                  with a copy to:

                  Sonnenschein Nath & Rosenthal
                  4520 Main Street
                  Kansas City, MO 64111
                  Attention:  Kevin J. Murphy, Esq.
                  Phone:  (816) 932-4400
                  Fax:  (816) 531-7545

         (b)      To BIAM at:
                  Bank of Ireland Asset Management
                    (U.S.) Limited
                  26 Fitzwilliam Place
                  Dublin 2, Ireland
                  Attention:  William R. Cotter
                  Phone:  011 353 1 661 6433
                  Fax:  011 353 1 678 5342

                  with a copy to:

                  Bank of Ireland Asset Management
                    (U.S.) Limited
                  Two Greenwich Plaza
                  Greenwich, Connecticut  06830
                  Attention:  Denis Curran
                  Phone:  (203) 869-0111
                  Fax:  (203) 869-0268

                  and

                  Morgan Lewis & Bockius LLP
                  1800 M. Street, N.W.
                  Washington, D.C.  20036
                  Attention:  Stephanie M. Monaco, Esq.
                  Phone:  (202) 467-7000
                  Fax: (202) 467-7176

         (c)      To the Trust at:

                  Berger Worldwide Portfolios Trust
                  210 University Boulevard
                  Suite 900
                  Denver, Colorado  80206
                  Attention:  Jack R. Thompson, President
                  Phone:  (303) 329-0200
                  Fax:  (303) 394-4397


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


                  with a copy to:

                  Davis, Graham & Stubbs LLP
                  370 Seventeenth Street
                  Suite 4700
                  Denver, Colorado  80202
                  Attention:  Lester R. Woodward
                  Phone:  (303) 892-9400
                  Fax:  (303) 892-7400

         19. Certain Definitions. As used in this Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "approved at least annually," and "interested persons" shall have the same meanings as when used in the 1940 Act (in each case as the 1940 Act is now in effect or hereafter may be amended) and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission (the "SEC") under the 1940 Act and as may be then in effect. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, order, interpretation or other authority of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, interpretation or other authority.

         20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

         21. Miscellaneous. This Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument. The headings in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this


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


Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         22. Form ADV. Berger hereby acknowledges receipt of the Form ADV, Part II which BIAM represents is the most recent version of such form which BIAM has filed with the SEC. BIAM will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Berger and to the Trust.





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


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                           BERGER LLC


                                           By:
                                              ----------------------------------
                                           Name:    Jack R. Thompson
                                           Title:   President



                                           BANK OF IRELAND ASSET
                                           MANAGEMENT (U.S.) LIMITED


                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:



                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:

                                    Exhibit A

                        Sub-Advisory fee payable to BIAM

        Average daily net asset value of the Portfolio.             Fee
        -----------------------------------------------             ---
        First                        $50m                          45 bps
        Next                         $50m                          40 bps
        Excess                       $100m                         30 bps





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